                                                                    EXHIBIT 12.2

                          LEINER HEALTH PRODUCTS INC.
                   COMPUTATION OF EBITDA TO INTEREST EXPENSE
                             (DOLLARS IN THOUSANDS)

                                                            FISCAL YEARS ENDED MARCH 31,
                                                -----------------------------------------------------
                                                  1999       1998      1997(1)     1996       1995
                                                ---------  ---------  ---------  ---------  ---------
Net income (loss).............................  $  10,307  $ (17,417) $   7,638  $   1,166  $   3,813
Add back:
  Interest expense, net.......................     28,732     19,494      8,281      9,924      9,010
  Income taxes................................      8,034      1,196      8,028      4,686      3,524
  Depreciation and amortization...............     14,319     13,349     12,309     12,288     10,514
  Extraordinary item..........................         --      1,109        295         --         --
  Compensation related to stock options.......         --      8,300         99        132        132
  Impairment and closure of facilities........        380      1,221      1,416      4,730         --
  Other non-cash charges......................         --         --         18         --         --
                                                ---------  ---------  ---------  ---------  ---------
Subtotal......................................     51,465     44,669     30,446     31,760     23,180
                                                ---------  ---------  ---------  ---------  ---------
EBITDA(2).....................................  $  61,772  $  27,252  $  38,084  $  32,926  $  26,993
                                                ---------  ---------  ---------  ---------  ---------
                                                ---------  ---------  ---------  ---------  ---------
Interest expense, net(2)......................  $  28,732  $  19,494  $   8,281  $   9,924  $   9,010
Less amortization of deferred financing
  charges.....................................      1,858      1,331        239        212        184
                                                ---------  ---------  ---------  ---------  ---------
Adjusted interest expense, net................  $  26,874  $  18,163  $   8,042  $   9,712  $   8,826
                                                ---------  ---------  ---------  ---------  ---------
                                                ---------  ---------  ---------  ---------  ---------
Ratio of EBITDA to interest expense...........        2.3        1.5        4.7        3.4        3.1
                                                ---------  ---------  ---------  ---------  ---------
                                                ---------  ---------  ---------  ---------  ---------

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(1) On January 30, 1997, the Company purchased Vita Health. The Vita Health acquisition was accounted for under the purchase method of accounting. Consequently, the results of operations of Vita Health were included in the consolidated financial results of the Company for the two months ended March 31, 1997.

(2) For purposes of calculating the ratio of EBITDA to interest expense, interest expense excludes the amortization of deferred financing fees, which is included in interest expense in the consolidated statement of operations in the consolidated financial statements.

    "EBITDA," as presented, represents earnings before interest expense, income taxes, depreciation and amortization and other non-cash charges, consisting of (i) the write off of deferred financing charges, net of income taxes, included as an extraordinary item in the statements of operations for fiscal 1997 and the first quarter of fiscal 1998, (ii) the non-cash stock compensation charges, including that which was recorded in connection with the Recapitalization, (iii) expenses related to the impairment and closure of the OTC liquid pharmaceuticals manufacturing facility in fiscal 1996 and 1997, (iv) expenses related to the closure of the West Unity, Ohio facility in fiscal 1998 and 1999, and (v) other non-cash charges in fiscal 1997. Although EBITDA (as well as related EBITDA ratios) is a non-GAAP measurement, EBITDA, EBITDA margin, the ratio of total debt to EBITDA and the ratio of EBITDA to interest expense are included because management understands that such information is considered by certain investors to be an additional basis for evaluating the Company's ability to pay interest, repay debt and make capital expenditures. EBITDA should not be considered an alternative to measures of operating performance as determined in accordance with generally accepted accounting principles, including net income as a measure of the Company's operating results and cash flows as a measure of the Company's liquidity. Because EBITDA is not calculated identically by all companies, the presentation herein may not be comparable to other similarly titled measures of other companies.